EXHIBIT 99.2

CDW Declares Cash Dividend of $0.295 Per Share

Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., July 31, 2019 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), today announced that its Board of Directors has declared a quarterly cash dividend of $0.295 per common share to be paid on September 10, 2019, to all stockholders of record as of the close of business on August 26, 2019.  This represents a 40 percent increase over last year’s dividend. Future dividends will be subject to Board of Director approval.

“Annual dividend increases are an important part of our capital allocation strategy, along with maintaining our leverage ratio, making strategic acquisitions and share repurchases," said Collin B. Kebo, Senior Vice President & Chief Financial Officer, CDW. “Since our IPO in June 2013, our dividend has increased nearly seven-fold and we have returned more than $2.5 billion to shareholders through share repurchases and dividends. We intend to continue to execute against our capital allocation priorities to deliver value to our shareholders just as we’ve delivered value to our customers and partners for 35 years.”

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 9,700 coworkers. For the trailing twelve months ended June 30, 2019, the company generated Net sales over $17 billion. For more information about CDW, please visit www.CDW.com.

Investor Inquiries
Beth Coronelli
Vice President, Investor Relations
847-419-7524
investorrelations@cdw.com

Media Inquiries
Sara Granack
Vice President, Corporate Communications
847-419-7411
mediarelations@cdw.com

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